EXHIBIT 7C

For period ending 01/31/2011 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.


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Series
Number   Series Name                                                  Is this the last filing for this Series?
                                                                                      (Y/N)

103	Wells Fargo Advantage Heritage Money Market Fund				N
104	Wells Fargo Advantage Municipal Money Market Fund 				N
149	Wells Fargo Advantage New Jersey Municipal Money Market Fund			N
150	Wells Fargo Advantage New York Municipal Money Market Fund			N
151	Wells Fargo Advantage Pennsylvania Municipal Money Market Fund			N
167	Wells Fargo Advantage Municipal Cash Management Money Market Fund		N


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